Exhibit 5.1
Our ref            RJT/629026/2119283/v2
Your ref

ASIA SPECIAL SITUATION ACQUISITION CORP.	Direct: +852 2971 3007
P.O. Box 309GT, Ugland House	Mobile: +852 9020 8007
South Church Street	E-mail: richard.thorp@maplesandcalder.com
George Town, Grand Cayman
Cayman Islands
28 September 2007
Dear Sirs:

Re:	ASIA SPECIAL SITUATION ACQUISITION CORP.
REGISTRATION STATEMENT ON FORM S-1
REGISTRATION NO. 333-145163
We have acted as Cayman Islands legal advisers to ASIA SPECIAL SITUATION ACQUISITION CORP. (the "Company”) in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”), filed on 28 September 2007 with the Securities and Exchange Commission (the "Commission”) under the U.S. Securities Act of 1933, as amended, relating to the registration by the Company of up to 12,200,000 units, each consisting of one ordinary share, US$.0001 par value (the “Shares”), and one warrant (the “Warrants”) exercisable into one ordinary share (the “Units”), including up to (i) 10,000,000 Units to be sold pursuant to that certain Form of Underwriting Agreement between the Company and the underwriter named therein (the “Underwriter”) (as filed as an exhibit to the Registration Statement, the “Underwriting Agreement”), (ii) 1,500,000 Units which may be issued on the exercise of a 45-day option granted to the Underwriter to cover over-allotments, if any, and (iii) 700,000 Units which may be issued on the exercise of the Unit purchase option granted to the Underwriter. We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1 DOCUMENTS REVIEWED
For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 22 March 2007, and the Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 28 September 2007 (the “Memorandum and Articles of Association”);

1.2	the register of members of the Company;

1.3	the written resolutions of the board of Directors dated 27 September 2007;

1.4	a certificate from a Director of the Company addressed to this firm dated 28 September 2007, a copy of which is attached hereto (the “Director’s Certificate”);

1.5	the Underwriting Agreement; and

1.6.	the Registration Statement.
2 ASSUMPTIONS
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:
(i)	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
(ii)	The genuineness of all signatures and seals.
(iii)	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.
3 OPINION
The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.
Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$5,100 divided into (i) 50,000,000 ordinary shares of par value US$0.0001 each and (ii) 1,000,000 preferred shares with a par value of US$0.0001 each.
3.3	The Shares included in the Units and the Shares issuable upon exercise of the Warrants included in the Units, when issued and paid for in accordance with and in the manner described in the relevant subscription agreements to be made between the Company and the relevant purchasers, will be duly authorized, and will be validly issued as fully paid and non-assessable.
4 QUALIFICATIONS
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions the subject of this opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder
MAPLES and CALDER